SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 5, 2009 (June 5, 2009)

TORCHMARK CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-8052	63-0780404
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer ID No.)

3700 South Stonebridge Drive, McKinney, Texas 75070

(Address of principal executive offices)

Registrant’s telephone number, including area code: (972) 569-4000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Index of Exhibits page 2.

Total number of pages in this report is 3.

Item 8.01	Other Events

Torchmark Corporation’s response to the order posted by the Florida Department of Insurance Regulation on its website June 3, 2009:

The Company believes the action of the Florida Office of Insurance Regulation was unwarranted and the Company plans to vigorously respond to the allegations made against it. Liberty National does not illegally discriminate against insurance applicants because of the country of their birth.

The Florida regulator’s claims relate to past underwriting practices of the Company with regard to applications submitted by persons who lived in this country, but who were not United States citizens. This legal status results in risk analysis, processing and proof differences which Liberty National believes an insurer lawfully may take into account. The Company believes that the Florida Office of Insurance Regulation has misinterpreted the facts in significant respects, believes that its past and current practices were consistent with Florida law at the time, and is optimistic that a satisfactory resolution of this matter can be achieved through appropriate administrative procedures. We look forward to working with the Florida Office of Insurance Regulation toward that end.

Item 9.01	Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORCHMARK CORPORATION

Date: June 5, 2009	/s/ Carol A. McCoy
Carol A. McCoy, Vice President, Associate Counsel and Secretary